Exhibit 107
Calculation of Filing Fee Tables

Form F-4
(Form Type)

Sands China Ltd.
(Exact name of registration as specified in its charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Note(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Debt	2.300% Senior Notes due 2027	457 (o)	US$700,000,000	100.00%	US$700,000,000	US$0.0000927	US$64,890
Fees Previously Paid	Debt	2.850% Senior Notes due 2029	457 (o)	US$650,000,000	100.00%	US$650,000,000	US$0.0000927	US$60,255
Fees Previously Paid	Debt	3.250% Senior Notes due 2031	457 (o)	US$600,000,000	100.00%	US$600,000,000	US$0.0000927	US$55,620
		Total Offering Amounts		US$1,950,000,000(3)		US$1,950,000,000(3)		US$180,765
		Total Fees Previously Paid						US$180,765
		Net Fee Due						US$0
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(1)Represents the aggregate principal amount of each series of notes to be offered in the exchange offer to which the registration statement relates.
(2)The notes being registered are offered in exchange for all of our currently outstanding 2.300% Senior Notes due 2027, all of our currently outstanding 2.850% Senior Notes due 2029 and all of our currently outstanding 3.250% Senior Notes due 2031, previously sold in a transaction exempt from registration under the Securities Act.
(3)Represents the proposed maximum aggregate offering price of all notes to be offered in the exchange offer to which the registration statement relates.

Table 2: Fee Offset Claims and Sources
N/A

Table 3: Combined Prospectuses
N/A